EX-99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     As the independent registered public accounting firm, we hereby consent to the use of our name in the N-14 filing to be filed on or about May 8, 2009 for the Top Flight Long-Short Fund, (the Fund), a series of the Rock Canyon Funds, Inc.

/s/Sanville & Company Abington, Pennsylvania May 8, 2009